Exhibit 99.1

In connection with the attached Proxy Statement and Proxy Card being filed with the Securities and Exchange Commission by Avaya Inc. (“Avaya”) relating to Avaya’s 2006 Annual Meeting of Shareholders scheduled for Friday, February 10, 2006, attached hereto as Exhibit 99.2 is the text of an email that, on or about December 22, 2005 will be sent to certain Avaya employees that hold shares of Avaya common stock through an Avaya savings plan or in an Avaya employee stock purchase plan account (the “Employee Shareholders”).

Attached hereto as Exhibit 99.3 is the text of an email that, on or about December 23, 2005 will be sent by Avaya to the Employee Shareholders and to certain registered shareholders who have consented to receiving Avaya proxy materials electronically.

On or about January 12, 2006 and/or February 2, 2006, an internal news article will be electronically distributed by Avaya to its employees reminding them to vote their proxies. The text of that news article will be substantially as set forth in Exhibit 99.4.